EXHIBIT 17

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into as of the 28th day ofFebruary, 2012, between Fursa Alternative Asset Strategies LLC (".Strategies", on behalf of itself and Fursa Master Global Event Driven Fund L.P. (the "Fund") (together, "Assignor"), and Arsenal Group, LLC ("Assignee").

WHEREAS, the Fund, a private investment fund over which the Strategies exercises discretionary authority, has transferred to Assignee 11,359,291 shares of common stock, par value $0.01 per share ("Common Stock"), of Frederick's of Hollywood Group Inc. (the "Company"), including 7,591,838 shares of Common Stock (the "Shares") as to which Assignor has registration rights pursuant to that certain Registration Rights Agreement (the "Registration Rights Agreement"), dated as of January 28, 2008, by and among the Company, Strategies, on behalf of itself and the Fursa Managed Accounts (as defined in the Registration Rights Agreement), TTG Apparel, LLC and Tokarz Investments, LLC; and

WHEREAS, Assignee is an affiliate of Assignor as defined under Rule 12b-2 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, Assignor desires to assign its rights and obligations under the Registration Rights Agreement with respect to the Shares to Assignee, which desires to assume such obligations.

NOW, THEREFORE, IT IS AGREED:

1. Assignment. Assignor hereby assigns to Assignee all of its right, title and interest in and to the Registration Rights Agreement with respect to the Shares. Assignor and the other Fursa Managed Accounts shall retain all of their right, title and interest in and to the Registration Rights Agreement with respect to any other Registrable Securities (as defined in the Registration Rights Agreement) held by them.

2. Assumption. Assignee hereby (i) accepts the assignment, (ii) assumes the rights and agrees to perform all ofthe obligations of an Investor (as defined in the Registration Rights Agreement) under the Registration Rights Agreement with respect to the Shares, and (iii) agrees to be treated as if an original party to the Registration Rights

.. Agreement. Assignee shall execute a counterpart signature page to the Registration

Rights Agreement in the formed attached hereto as Exhibit A.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WI1NESS WHEREOF, each of the parties hereto has duly executed this Assignment and Assumption Agreement on the date first above written.

FURSA ALTERNATIVE STRATEGIES LLC, on behalf of itself and Fursa Master Global Event Driven Fund L.P.

ARSENAL GROUP, LLC

By: { - O»t 1jj?
Name:
Title:

EXHIBIT A

Counterpart Signature Page

[Exhibit Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ARSENAL GROUP, LLC

Name:
Title:

[SIGNATURE PAGE TO THE REGISTRATION RIGHTS AGREEMENT]